EXHIBIT 107

CALCULATION OF REGISTRATION FEE

FORM S-8
(Form Type)

Flora Growth Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	457(a) and 457(h)	2,183,884(1)	$2.52(2)	$5,503,387.68	.0000927	$510.16
Total Offering Amounts					$5,503,387.68		$510.16
Total Fee Offsets							N/A
Net Fee Due							$510.16

(1)
This Registration Statement covers a total of 2,183,884 common shares, no par value per share (the “Common Shares”) of Flora Growth Corp., consisting of the additional amount of Common Shares issuable upon exercise of options outstanding under the Flora Growth Corp. Stock Option Plan (the “Option Plan”) as of the date of this Registration Statement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares which become issuable under the Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Common Shares.

(2)
Estimated in accordance with Rule 457(a) and Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $2.52 per share, which is the weighted-average exercise price for additional options outstanding under the Option Plan that are being registered. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.